Exhibit 99.1

RiceBran Technologies Reports Q1 2017 Financial Results

USA segment operating income improved by 92% leveraged by expense reductions

Company sees further streamlining efforts generating additional operating leverage throughout 2017

Sacramento, Ca.  – May 11, 2017 – RiceBran Technologies (NASDAQ: RIBT and RIBTW) (the “Company” or “RBT”), a global leader in the production and marketing of value added products derived from rice bran, announced today the Company’s financial results for the first quarter ended March 31, 2017.

Business Highlights

•
USA Segment delivered 92% Improvement in Operating Income – USA segment operating income of $1.5 million compared to $771,000 on revenue growth, stronger gross profit margin, and expense reductions, including a $355,000 reduction in quarterly SG&A expenses.

•
Liquidity Improved through Completion of Financing and Debt Restructuring – Company's cash position improved to $3.4 million on March 31, 2017, up from $451,000 on December 31, 2016, through the completion of an $8 million financing in February 2017. The financing coupled with the subsequent repayment and restructuring of debt is expected to reduce annual cash interest expense by $500,000.

•
Balance Sheet Strengthened to Meet Equity Requirement for Continued Nasdaq Listing – Shareholders’ equity improved to $7.9 million from a deficit of $(632,000) on December 31, 2016, as a result of the termination of rollup rights held by its minority co-investor in Nutra SA.

•
Corporate Headquarters Relocation Will Yield Additional Cost Savings – The Company completed the relocation of its corporate headquarters to West Sacramento, and expects this will result in an annualized savings of approximately $250,000 which will become fully realized beginning in Q2 2017. Further expense reductions will be realized from the consolidation of our West Sacramento facilities into one location in Q2 2017.

•
Improvements in Operations and Balance Sheet Provide Foundation to Pursue Growth – Improved liquidity, strengthened equity, stronger margins in our USA segment, and ongoing focus on controlling corporate expenses provides a solid foundation to support growth in its Food, Animal Nutrition, and Specialty ingredient products.

Robert Smith, CEO commented, "Our first quarter results demonstrate the substantial progress we have made in our strategic initiatives to improve operating results, especially in reducing costs, controlling expenses, and strengthening our balance sheet.  As we further these efforts and work to generate additional revenue opportunities, we believe we can create greater value for the benefit of our stockholders."

Q1 Financial Highlights

Revenues: Consolidated revenues in Q1 2017 were $11.4 million, a 13.8% increase compared to consolidated revenues of $10.1 million in Q1 2016. USA segment revenue in Q1 2017 increased by $0.3 million to $8.0 million as a result of a 1.7% increase in food product revenue and a 4.2% increase in animal nutrition product revenue.  Brazil segment revenue increased by $1.1 million or 48.1% quarter over quarter to reach $3.4 million.  The quarter over quarter increase in Brazil segment revenues was a result of a 24% improvement in the average Brazilian real to US Dollar exchange rate, a 14% increase in raw bran processed and a more favorable sales mix. The Company continues to be encouraged by the improved performance in Brazil but, remains committed to its strategy of providing no additional capital to support Brazil operations for the foreseeable future.

Gross Profit: Q1 2017 consolidated gross profit was $2.5 million, a $0.3 million increase compared to consolidated gross profit of $2.2 million in Q1 2016. Gross profit percentage remained relatively constant at 22.0% compared to 22.3% in the prior year quarter. USA segment gross profit percentage in Q1 2017 was 32.2% compared to 31.7% in Q1 2016, aided by an 11% quarter over quarter decline in raw bran prices. The Brazil segment recorded negative gross profit of $(72,000) in Q1 2017 compared to $(223,000) in Q1 2016 with gross profit percentage improving by 7.6 percentage points to (2.1%).

Operating Expenses: Q1 2017 consolidated operating expenses were $3.0 million, a decrease of $0.7 million or 18.8% compared to consolidated operating expenses of $3.7 in Q1 2016. The decrease in operating expenses was a result of a corporate-wide strategic effort to manage costs and expenses.  That effort resulted in a $0.4 million reduction in USA segment SG&A expenses and a $0.2 million reduction in Brazil segment SG&A expenses.  Corporate SG&A expenses increased by $0.1 million primarily due to fees related to the Nasdaq listing compliance hearing and expenses accrued for retention program related to the corporate office relocation.

Operating Income/Loss:  Q1 2017 consolidated operating loss was $(0.5 million), a $1.0 million improvement compared to a consolidated operating loss of $(1.5 million) in Q1 2016. The USA segment recorded operating income of $1.5 million, a 92% quarter over quarter improvement compared to operating income of $0.8 million in Q1 2016.  Brazil segment loss in Q1 2017 narrowed to $(0.6 million) compared to $(1.0 million) in the prior year quarter.  Corporate operating loss increased by $0.1 million to $(1.4 million) due to the increase in operating expenses stated above.

Net Loss: The Company recorded a Q1 2017 consolidated net loss attributable to shareholders of $(3.1 million) or $(0.32) on 9.6 million shares versus a consolidated net loss of ($0.3 million) recorded in Q1 2016 or $(0.03) on 9.2 million shares.  The quarter over quarter increase in net loss was largely attributable to $2.1 million of other expense in Q1 2017 related to the extinguishment and replacement of debt compared to $1.6  of other income in Q1 2016 resulting from a gain on the favorable resolution of Irgovel purchase litigation.

Adjusted EBITDA: For Q1 2017, the Company recorded Consolidated Adjusted EBITDA $405,000 compared to an Adjusted EBITDA loss of $(218,000) in Q1 2016. USA and Corporate segment Adjusted EBITDA improved to $731,000, a 94% increase compared to $376,000 in Q1 2016. The Company's Brazil segment recorded a Q1 2017 Adjusted EBITDA loss of $(326,000) compared to a loss of $(594,000) in Q1 2016. Adjusted EBITDA is a non-GAAP measure management believes provides important insight into the Company's operating results (see reconciliation of non-GAAP measures below).

Balance Sheet and Liquidity: As of March 31, 2017, cash and cash equivalents was $3.4 million and shareholders' equity was $7.9 million. This compares to cash and cash equivalents of $451,000 and shareholders' equity of $(632,000) on December 31, 2016. The significant improvement in liquidity was a result of the completion of an $8.0 million financing in February 2017, consisting of debt, preferred stock, and warrants.  The completion of this financing enabled the Company to pay off certain high interest debt and restructure other existing debt.  The net effect of these transactions is expected to reduce annual cash interest expense by $500,000.  The substantial improvement in equity resulted from the removal of a condition of a contract with the Company's minority co-investor in Nutra SA that enabled the reclassification of certain warrants as equity rather than a liability.  As a result of this improvement in shareholders’ equity, the Company now exceeds Nasdaq’s minimum shareholders’ equity requirement of $2.5 million for continued listing.  The Company remains focused on making further improvements to liquidity and balance sheet in 2017.

Brent Rystrom, CFO commented, "The first quarter delivered many favorable improvements across all aspects of our business. We saw significant progress in reducing costs in our USA segment, and expect that further corporate cost reduction efforts will visibly improve results starting in the second quarter of 2017.  Finally, we sharply improved our liquidity and shareholders’ equity during the first quarter, placing our Company on more sound financial footing to achieve our long term growth plans."

Additional information will be set forth in the Company's Form 10-Q for the quarter ended March 31, 2017.

Conference Call
The Company will hold a conference call to discuss its Q1 2017 results on May 11, 2017 at 4:30 PM EDT.  Call-in information is as follows:

•	Date: May 11, 2017

•	Time: 4:30 p.m. Eastern Daylight Savings Time

•	Direct Dial-in number for US/Canada: (201) 493-6780

•	Toll Free Dial-in number for US/Canada: (877) 407-3982

•	Dial-In number for international callers: (201) 493-6780

•	Participants will ask for the RiceBran Technologies Q1 2017 Financial Results Call

This call is being webcast by ViaVid and can be accessed at http://public.viavid.com/index.php?id=124401.
The call will also be available for replay by accessing http://public.viavid.com/index.php?id=124401.

About RiceBran Technologies

RiceBran Technologies is a food, animal nutrition, and specialty ingredient company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. RiceBran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious food, animal nutrition and specialty ingredient products.  Our global target markets are food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies' expectations regarding interest expense, savings from relocating to West Sacramento, financial performance, financial support of Brazil operations, cost reductions, product demand and future growth. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties.  RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies' filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact:
Ascendant Partners, LLC
Fred Sommer
(732) 410-9810
fred@ascendantpartnersllc.com

RiceBran Technologies
Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2017 and 2016
(Unaudited) (in thousands, except share and per share amounts)

	Three Months Ended
	2017	2016

Revenues	$11,435	$10,051
Cost of goods sold	8,924	7,814
Gross profit	2,511	2,237

Operating expenses:
Selling, general and administrative	2,913	3,379
Depreciation and amortization	114	348
Total operating expenses	3,027	3,727

Loss from operations	(516)	(1,490)

Other income (expense):
Interest income	3	33
Interest expense - accreted on debt	(542)	(292)
Interest expense - other	(864)	(799)
Change in fair value of derivative warrant liabilities	1,099	811
Gain on resolution of Irgovel purchase litigation	-	1,598
Foreign currency exchange, net	19	66
Loss on extinguishment of debt	(1,680)	-
Other expense, net	(120)	(65)
Total other income (expense)	(2,085)	1,352

Loss before income taxes	(2,601)	(138)
Income tax benefit	-	-
Net loss	(2,601)	(138)
Net loss attributable to noncontrolling interest in Nutra SA	319	438
Net loss attributable to RiceBran Technologies shareholders	(2,282)	300
Dividends on preferred stock--beneficial conversion feature	(778)	(551)
Net loss attributable to RiceBran Technologies common shareholders	$(3,060)	$(251)

Loss per share attributable to RiceBran Technologies common shareholders
Basic	$(0.32)	$(0.03)
Diluted	$(0.32)	$(0.03)

Weighted average number of shares outstanding
Basic	9,594,295	9,215,684
Diluted	9,594,295	9,215,684

RiceBran Technologies
Condensed Consolidated Balance Sheets
March 31, 2017 (Unaudited) and December 31, 2016
(in thousands, except share amounts)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$3,366	$451
Accounts receivable, net of allowance for doubtful accounts of $497 and $491, respectively (variable interest entity restricted $618 and $398, respectively)	2,944	2,085
Inventories	4,028	3,773
Operating taxes recoverable	8	6
Deposits and other current assets	896	1,213
Total current assets	11,242	7,528
Property and equipment, net (variable interest entity restricted $2,599 and $2,481, respectively)	18,881	18,933
Goodwill	790	790
Intangible assets, net	206	242
Operating taxes recoverable	1,203	1,241
Other long-term assets	141	111
Total assets	$32,463	$28,845

LIABILITIES, TEMPORARY EQUITY AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,341	$3,710
Accrued salary, wages and benefits	3,824	3,828
Accrued expenses	3,921	3,945
Current maturities of long-term debt (variable interest entity nonrecourse $7,399 and $6,816, respectively)	7,435	9,878
Total current liabilities	18,521	21,361
Long-term debt, less current portion (variable interest entity nonrecourse $0 and $0, respectively)	5,568	6,009
Derivative warrant liabilities	494	1,527
Deferred tax liability	29	29
Total liabilities	24,612	28,926

Commitments and contingencies

Temporary equity
Preferred stock, Series F, convertible, 20,000,000 shares authorized, 3,000 convertible shares issued and outstanding	-	551
Total temporary equity	-	551

Equity (Deficit):
Equity (Deficit) attributable to RiceBran Technologies shareholders:
Preferred stock, 20,000,0000 shares authorized:
Series F, convertible, 3,000 shares issued and outstanding	551	-
Series G, convertible, 3,000 shares authorized and 2,000 issued and outstanding	994	-
Common stock, no par value, 50,000,000 and 25,000,000 shares authorized, 10,927,204 and 10,790,351 shares issued and outstanding	273,853	264,232
Accumulated deficit	(262,879)	(259,819)
Accumulated deficit attributable to noncontrolling interest in Nutra SA	(416)	(699)
Accumulated other comprehensive loss	(4,252)	(4,346)
Total equity (deficit) attributable to RiceBran Technologies shareholders	7,851	(632)
Total liabilities, temporary equity and equity (deficit)	$32,463	$28,845

USE OF NON-GAAP FINANCIAL INFORMATION

We utilize “Adjusted EBITDA” as a supplemental measure in our ongoing analysis of short term and long term cash requirement and liquidity needs. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to EBITDA). Management uses Adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements.

The table below contains a reconciliation of net income (GAAP) and Adjusted EBITDA (Non-GAAP) for the three months ended March 31, 2017 and 2016.  We do not provide a reconciliation of forward-looking net income (GAAP) to Adjusted EBITDA (non-GAAP).  Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods.  Any forward-looking Adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net income that are excluded from actual net income in the table below.

RiceBran Technologies
Adjusted EBITDA Reconciliation
For the three months ended March 31, 2017 (in thousands)

	Corp. & USA	Brazil	Consolidated
Net income (loss)	$(1,643)	$(958)	$(2,601)
Interest expense	1,057	349	1,406
Interest income	-	(3)	(3)
Depreciation & amortization	302	281	583
Unadjusted EBITDA	$(284)	$(331)	$(615)
Add Back Other Items:
Change in fair value of derivative liabilities	(1,099)	-	(1,099)
Gain on resolution of Irgovel purchase litigation	-	-	-
Loss on extinguishment of debt	1,680	-	1,680
Foreign currency exchange, net	-	(19)	(19)
Other income/expense	96	24	120
Severance payments	-	-	-
Share-based compensation	293	-	293
Corporate relocation associated expenses	45	-	45
Other	-	-	-
Adjusted EBITDA	$731	$(326)	$405

RiceBran Technologies
Adjusted EBITDA Reconciliation
For the three months ended March 31, 2016 (in thousands)

	Corp. & USA	Brazil	Consolidated
Net income (loss)	$1,205	$(1,343)	$(138)
Interest expense	679	412	1,091
Interest income	-	(33)	(33)
Depreciation & amortization	517	205	722
Unadjusted EBITDA	$2,401	$(759)	$1,642
Add Back Other Items:
Change in fair value of derivative liabilities	(811)	-	(811)
Gain on resolution of Irgovel purchase litigation	(1,598)	-	(1,598)
Loss on extinguishment of debt	-	-	-
Foreign currency exchange, net	-	(66)	(66)
Other income/expense	-	65	65
Severance payments	-	153	153
Share-based compensation	217	13	230
Corporate relocation associated expenses	-	-	-
Other	167	-	167
Adjusted EBITDA	$376	$(594)	$(218)